Targeted Medical Pharma, Inc. 8-K

 EXHIBIT 99.1

TARGETED MEDICAL PHARMA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Certified Public Accountants  |  280 Kenneth Drive, Suite 100  | Rochester, New York 14623  | 585.427.8900 | EFPRotenberg.com

To the Board of Directors and
Stockholders of Targeted Medical Pharma, Inc.

We have audited the accompanying consolidated  balance sheets of Targeted Medical Pharma, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended.  Targeted Medical Pharma, Inc.’s management is responsible for these consolidated  financial statements. Our responsibility is to express an opinion on these consolidated   financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects, the financial position of Targeted Medical Pharma, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

EFP Rotenberg, LLP
Rochester, New York
January 31, 2011

TARGETED MEDICAL PHARMA, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008

ASSETS

Current Assets:
Cash and Cash Equivalents	$321,216	$812,681
Investments	541,280	-
Inventory	352,886	527,918
Accounts Receivable - Net of Allowance for Doubtful Accounts	11,787,175	8,112,903
Loans Receivable -Employees	123,437	25,416
Prepaid Expenses - Short Term	309,563	113,897
Prepaid Taxes	-	357,603
Deferred Tax Asset	207,500	207,500
Total Current Assets	13,643,057	10,157,918
Property and Equipment - Net of Accumulated Depreciation	856,699	202,635
Intangible Assets - Net of Accumulated Amortization	1,501,981	136,773
Prepaid Expenses - Long Term	86,314	37,965
Other Assets	26,000	1,000
Total Assets	$16,114,051	$10,536,291

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Accounts Payable and Accrued Expenses	$410,047	$658,720
Taxes Payable	76,199	-
Total Current Liabilities	486,246	658,720
Deferred Income Taxes	4,675,600	2,933,100
Total Liabilities	5,161,846	3,591,820

Stockholders' equity:
Shareholders' Equity
Common stock, $0.0001 par value; 60,000,000 shares
authorized, 12,383,111 shares issued and outstanding	1,238	1,238
Additional Paid-In Capital	3,074,880	3,048,045
Retained Earnings	7,878,067	3,895,188
Accumulated Other Comprehensive Income (Loss)	(1,980)	-
Total Shareholders' Equity	10,952,205	6,944,471
Total Liabilities and Shareholders' Equity	$16,114,051	$10,536,291

The accompanying notes are an integral part of these financial statements.

	2009	2008
Revenues:
Product Sales	$11,494,141	$11,801,748
Service Revenue	705,074	359,715
Total Revenue	12,199,215	12,161,463

Cost of Product Sales	1,257,727	2,119,370

Total Gross Profit	10,941,488	10,042,093

Operating Expenses:
Research and Development Expenses	21,599	9,032
Selling Expenses	163,743	232,198
General and Administrative Expenses	4,997,442	5,147,359
Total Operating Expenses	5,182,784	5,388,589

Net Income before Other Income	5,758,704	4,653,504
Other Income
Interest Income	290	1,688
Dividend Income	6,890	-
Total Other Income	7,180	1,688

Net Income before Taxes	5,765,884	4,655,192
Deferred Income Tax Expense	1,742,500	1,242,332
Income Taxes	40,505	19,800
Net Income before Comprehensive Income	3,982,879	3,393,060
Unrealized Loss on Investments	(1,980)	-
Comprehensive Income	$3,980,899	$3,393,060

Basic and Diluted Earnings Per Share	$0.32	$0.27
Basic and Diluted
Weighted Average Number of Common Shares Outstanding	12,383,111	12,340,611

The accompanying notes are an integral part of these financial statements.

TARGETED MEDICAL PHARMA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 2009 and 2008

	Number of Shares of Common Stock	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance - January 1, 2008	12,332,111	$1,233	$2,871,982	$502,128	$-	$3,375,343
Issuance of Stock per License
Dispute Settlement	42,000	4	100,796			100,800
Issuance of Stock for Services	9,000	1	21,599			21,600
Stock Option Expense	-	-	53,668	-	-	53,668
Net Income	-	-	-	3,393,060	-	3,393,060
Balance - December 31, 2008	12,383,111	1,238	3,048,045	3,895,188	-	6,944,471
Stock Option Expense			26,835			26,835
Net Income	-	-	-	3,982,879	-	3,982,879
Unrealized Loss on
Investments	-	-	-	-	(1,980)	(1,980)
Balance - December 31, 2009	12,383,111	$1,238	$3,074,880	$7,878,067	$(1,980)	$10,952,205

The accompanying notes are an integral part of these financial statements.

TARGETED MEDICAL PHARMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
Years ended December 31, 2009 and 2008

	2009	2008
Cash Flows from Operating Activities:
Net Income	$3,982,879	$3,393,060
Adjustments:
Depreciation and Amortization	121,038	73,404
Bad Debt Allowance	-	560,245
Stock Compensation	26,835	75,268
Issuance of Stock per License Dispute Settlement	-	100,800
Deferred Income Taxes	1,742,500	1,242,332
Changes:
Accounts Receivable	(4,975,840)	(4,821,776)
Inventory	175,032	(117,630)
Prepaid Taxes	357,603	(339,369)
Prepaid Expenses	(244,015)	(127,031)
Loans Receivable -Employees	(98,021)	(25,416)
Other Assets	(25,000)	-
Accounts Payable and Accrued Expenses	(248,673)	(52,134)
Taxes Payable	76,199	88,210
Net Cash Flows from Operating Activities	890,537	49,963

Cash Flows from Investing Activities:
Purchase of Investments	(543,260)	-
Internally Developed Software costs	(63,640)	(113,607)
Purchases of Property and Equipment	(775,102)	(50,539)
Net Cash Flows from Investing Activities	(1,382,002)	(164,146)

Cash Flows from Financing Activities	-	-

Net Change in Cash and Cash Equivalents	(491,465)	(114,183)
Cash and Cash Equivalents - Beginning of Year	812,681	926,864
Cash and Cash Equivalents - End of Year	$321,216	$812,681

Supplemental Disclosure of Cash Flow Information
Interest Paid	296	16
Income Taxes Paid (Refunded)	(393,377)	370,594
Non-Cash Investing and Financing Activities
Receipt of internet domain name for
in exchange for Accounts Receivable	1,301,568	-

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 1: Business Activity

TARGETED MEDICAL PHARMA, INC. (“Targeted”) manufactures nutrient based therapeutic products and owns 100% of Physician Therapeutics LLC (“Physician Therapeutics”), which distributes specialty pharmacy products to dispensing physicians.  On January 1, 2007, Targeted acquired 100% of Laboratory Industry Services LLC (“Laboratory Industry”), which is a facility for the performance of diagnostic testing.  On July 30, 2007, the Company formed Complete Claims Processing, Inc. ("Complete Claims "), which provides collection services of invoices submitted by Targeted on physicians' behalf.

Segment Information:

Targeted operations are organized into four reportable segments: Targeted, Physician Therapeutics, Complete Claims and Laboratory Industry.

•
Targeted: This segment contains the administrative, regulatory compliance, sales and marketing functions of the corporation.  It owns the corporation’s intellectual property and is responsible for research and development relating to medical food products and the development of software used for the dispensation and billing of medical foods, generic and branded products.  The Targeted segment also manages contracts and chargebacks.

•
Physician Therapeutics: This segment manufactures and distributes prescription-only medical food products.  The segment also distributes medical food, generic and branded products through a physician dispensing network.

•
Complete Claims: This segment provides point-of-care dispensing solutions and billing and collections services.  It is responsible for the research and development of billing software and methodologies and the customization of hardware that supports dispensing, billing and collection operations.

•
Laboratory Industry: This segment provides diagnostic testing services to public, private and academic institutions.  Testing is performed by licensed or certified non-physician personnel under appropriate physician supervision.

Segment Information for the year ending December 31, 2009	Total	Targeted	Physician Therapeutics	Complete Claims	Laboratory Industry
Gross Sales	12,199,215	-	11,494,141	705,074	-
Gross Profit	10,941,488	-	10,236,414	705,074	-
Net Income	5,758,704	(4,270,573)	9,842,990	207,673	(21,386)

Total Assets	26,276,933	2,558,224	9,492,268	13,741,649	484,792
Less: Eliminations	(10,162,882)	(819,689)	4,534,159	(13,745,991)	(131,361)
Net Total Assets	16,114,051	1,738,535	14,026,427	(4,342)	353,431

Segment Information for the year ending December 31, 2008	Total	Targeted	Physician Therapeutics	Complete Claims	Laboratory Industry
Gross Sales	12,135,265	-	11,767,740	359,715	7,810
Gross Profit	10,042,093	-	9,648,370	385,913	7,810
Net Income	4,653,504	(4,191,115)	8,496,187	349,122	(690)

Total Assets	12,639,366	1,622,445	4,727,794	5,782,949	506,178
Less: Eliminations	(2,103,075)	(766,701)	4,493,459	(5,698,472)	(131,361)
Net Total Assets	10,536,291	855,744	9,221,253	84,477	374,817

Note 2: Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include accounts of Targeted and its wholly owned subsidiaries, Complete Claims, Laboratory Industry and Physician Therapeutics, collectively referred to as "the Company".  All significant intercompany accounts and transactions have been eliminated in consolidation.  In addition, Targeted and the subsidiaries share the common operating facility, certain employees and various costs.  Such expenses are principally paid by Targeted.  Due to the nature of the parent and subsidiaries relationship, the individual financial position and operating results of Targeted and the subsidiaries may be different from those that would have been obtained if they were autonomous.

Accounting estimates: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash Equivalents: The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less when purchased to be cash equivalents.  The recorded carrying amounts of the Company’s cash and cash equivalents approximate their fair market value.

Considerations of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable.  The Company maintains its cash balances at high credit quality financial institutions.  The balances, at times, may exceed federally insured limits.

Allowance for doubtful accounts: Extended collection periods are typical in this industry with payment terms extending from 45 days up to two years.  Bad debts are recognized on the allowance method based on historical experience, contractual payment terms and management's evaluation of outstanding accounts receivable.

In addition to the bad debt recognition policy above, it is also Targeted’s policy to write down uncollectible loans and trade receivables when the payor is no longer in existence, is in bankruptcy or is otherwise insolvent.  In such instances our policy is to reduce accounts receivable in the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

As of December 31, 2009 and December 31, 2008, the allowance for doubtful accounts was approximately $521,016.

Inventory valuation: Inventory is valued at the lower of cost (first in, first out) or market and consists primarily of finished goods.

Property and equipment: Property and equipment are stated at cost.  Depreciation and amortization are provided for by the straight line method over the estimated useful lives of the related assets.  Computer equipment and software are amortized over three to five years.  Furniture and fixtures are depreciated over five to seven years.  Leasehold improvements are amortized over the shorter of fifteen years or term of the applicable property lease.  Maintenance and repairs are expensed as incurred; major renewals and betterments that extend the useful lives of property and equipment are capitalized.  When property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.  Amenities are capitalized as leasehold improvements.

Impairment of long-lived assets: The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed.  No asset impairment was recorded at December 31, 2009 or at December 31, 2008.

Indefinite lived intangible assets: Indefinite lived intangible assets are measured for impairment at least annually, and more often when events indicate that an impairment may exists.  Intangible assets with finite lives, including patents, are stated at cost and are amortized over their useful lives.  Patents are amortized on a straight line basis over their statutory lives, usually fifteen to twenty years.  Internally developed software is amortized over three to five years.  Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Fair value of financial instruments: The Company’s financial instruments are accounts receivable and accounts payable.  The recorded values of accounts receivable and accounts payable approximate their values based on their short term nature.

Revenue Recognition:
Targeted records revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, estimates for a variety of sales deductions such as rebates, discounts and product returns are recorded.

In the pharmaceutical industry, gross product sales are subject to a variety of deductions that generally are estimated and recorded in the same period that the revenues are recognized.  These deductions typically represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations.  These deductions represent estimates of the related obligation and, as such, judgment and knowledge of market conditions and practice are required when estimating the impact of these sales deductions on gross sales for a reporting period.

Specifically,
•
In the U.S., we record provisions for pharmaceutical Medicaid, Medicare and contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates. If our ratio is not indicative of future experience, our results could be materially affected.

•
Provisions for pharmaceutical chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within twelve weeks of incurring the liability.

•
Provisions for pharmaceutical returns are based on a calculation in each market that incorporates the following, as appropriate: local returns policies and practices; returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf life by product; and an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as loss of exclusivity, product recalls or a changing competitive environment. In most markets, returned products are destroyed, and customers are refunded the sales price in the form of a credit.  Historically, our adjustments to actual have not been material; on a quarterly basis, they generally have been less than 1.0% of pharmaceutical net sales and can result in a net increase to income or a net decrease to income. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicaid and contract rebates are most at-risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

•	Complete Claims Processing, Inc. (Complete Claims) recognizes revenue monthly in an amount equivalent to a contractually-determined percentage of the total of claims paid.

•
In April 2010, the FASB issued new accounting guidance which amends "Revenue Recognition" and provides guidance on defining a milestone under "Revenue Recognition" and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and non-substantive milestones that should be evaluated individually. The objective of the amendments is to provide guidance related to the use of the milestone method as authoritative guidance on this topic did not previously exist. The amendments are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. We have evaluated this new guidance, and have determined that it will not have a significant impact on the determination or reporting of our financial results.

Advertising: Advertising costs are expensed as incurred.  There were no material advertising expenses in the years ended December 31, 2009 and December 31, 2008.

Shipping and handling: All amounts billed to a customer in a sales transaction related to shipping and handling are classified as revenue and costs incurred for shipping and handling are included in operating expenses.  Shipping and handling costs were $13,837 for the year ended December 31, 2009.  There were no shipping and handling costs in the year ending December 31, 2008.
Income taxes: The Company determines its income taxes under the asset and liability method.  Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.  Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability.  Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.  Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes tax liabilities by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized, and also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made.  Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Stock-Based Compensation: The Company accounts for stock option awards in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Income Per Share: The Company utilizes FASB ASC 260, “Earnings per Share”.  Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding.  Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the periods presented where the effect would have been anti-dilutive:

At December 31,	2009	2008
Options outstanding	186,000	124,000

Research and development:  Research and development costs are expensed as incurred.  In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed.

Note 3: Net Property and Equipment

Net Property and Equipment for the year ending December 31,	2009	2008

Computer Equipment	$370,725	$153,545
Software	492,185	203,868
Furniture and Fixtures	204,094	168,809
Leasehold Improvements	204,530	-
Total, at cost	$1,271,534	$526,222
Accumulated Depreciation and Amortization	(414,835)	(323,587)
Total Property and Equipment	$856,699	$202,635

Depreciation expense as of December 31, 2009 and December 31, 2008 was $91,248 and $66,348, respectively.  All depreciation is recorded as part of General and Administrative expenses.

Note 4: Stock Based Compensation

For the year ended December 31, 2009 and 2008, the Company recorded compensation costs for options amounting to $26,835 and $53,668, respectively.  A deduction is not allowed for income tax purposes until nonqualified options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise.  Accordingly, there is a deferred tax asset recorded for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital.  No tax deduction is allowed for incentive stock options (ISO).  Accordingly no deferred tax asset is recorded for GAAP expense related to these options.

Management has valued the options at their date of grant utilizing the Black Scholes Option Pricing Model.   As of the issuance of these financial statements, there was not a public market for the Company shares.  Accordingly, the fair value of the underlying shares was determined based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities.  The risk-free interest rate used in the calculations is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	186,000	1.15	12 Years	0
Options granted	0			0
Options exercised during 2008	0
Options forfeited during 2008	0
Outstanding at December 31, 2008	186,000	1.15	11 Years	0
Exercisable at December 31, 2008	124,000	1.15	11 Years	0

Outstanding at January 1, 2009	186,000	1.15		0
Options granted	0			0
Options exercised during 2009	0
Options forfeited during 2009	0
Outstanding at December 31, 2009	186,000	1.15	10 Years	0
Exercisable at December 31, 2009	186,000	1.15	10 Years	0

There were no options granted during the year ended December 31, 2009 and 2008.  The total fair value of shares that vested during the year ended December 31, 2009 and 2008 was $26,835 and $53,668, respectively.

The following table summarizes the status of the Company’s aggregate non-vested shares granted:

	Number of Non-vested Shares	Weighted Average fair Value at Grant Date

Non-vested at December 31, 2008	62,000	0.4328
Non-vested granted – year ended December 31, 2009	0
Vested	62,000	0.4328
Non-vested at December 31, 2009	0	0

As of December 31, 2009, the unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan was approximately $-0-.

Note 5: Investments and Fair Value Measurements

Investments: The Company records its investments in accordance with ASC 320-10 Accounting for Certain Investments in Certain Debt and Equity Securities. As of December 31, 2009 and 2008, the Company has classified its portfolio as available-for-sale securities. These securities are recorded at fair value, based on quoted market prices in an active market, with net unrealized holding gains and losses reported in stockholders’ equity as accumulated other comprehensive income. At December 31, 2009 and 2008 the carrying value of investments approximated fair market value, and are classified as Level 1 Assets as defined by ASC 820-10.

Fair Value Measurements: The Company defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last is considered unobservable:

Level 1:  Quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table represents our fair value hierarchy for financial assets (cash equivalents and investments) measured at fair value on a recurring basis.  Level 1 available-for-sale investments are primarily comprised of investments in U.S. Treasury securities, valued using market prices in active markets.  Level 2 investment valuations are obtained from readily-available pricing sources for comparable instruments. A majority of our investments are priced by pricing vendors and are classified as Level 2 investments, as these vendors either provide a quoted market price in an active market or use observable inputs.

Assets measured at fair value as of December 31, 2009 and December 31, 2008 are summarized as follows:

Investments on December 31, 2009	Fair Value	Level 1
US Treasury securities	$88,600	$88,600
Corporate bonds and notes	452,680	452,680
Total	$541,280	$541,280

The company had no investments in the year ending December 31, 2008.  Unrealized losses in the year ending December 31, 2009 totaled $1980; there were no realized gains or losses.  The company had no Level 2 or Level 3 assets in the year ending December 31, 2009.

Note 6: Intangible Assets
For the year ending December 31,	2009	2008
Patents	$152,578	$59,148
Internally Developed Software	84,681	84,681
Total, at cost	$237,259	$143,829
Accumulated Amortization	36,846	7,056
Net Intangible Assets	$200,413	$136,773
Intangible Assets held at cost:
URL medicalfoods.com	1,301,568	-
Total Intangible Assets	$1,501,981	$136,773

Amortization over the next five years is as follows:

2010	$28,000
2011	$25,000
2012	$25,000
2013	$25,000
2014	$25,000

Amortization expense as of December 31, 2009 and December 31, 2008 was $29,790 and $7,056, respectively.

Note 7: Concentrations

Major Vendor
The company purchases its medical food manufacturing services from a single source.  The Company is dependent on the ability of this vendor to provide inventory on a timely basis.  The loss of this vendor or a significant reduction in product availability and quality could have a material adverse effect on the Company.  While the company keeps at least a two months inventory on hand, it could take between two and six months to set up and test a new supplier, leading to up to four months of product backorder.  The Company’s relationship with this vendor is in good standing.

Revenue Concentration
Targeted evaluates revenue concentration on a quarterly basis.

Distributors purchase product from Targeted and resell those products to dispensing physicians.  Clients are those dispensing physicians to whom Targeted sells product directly.  On December 31, 2009, Targeted had three distributors that represented 27%, 16% and 11% of gross sales, respectively.  Loss of one or more of these three distributors could significantly impact the Company’s revenue. Targeted’s largest single client represented 6% of gross sales in the year ending December 31, 2009.

On December 31, 2008, Targeted had one distributor that represented 11% of gross sales.  Loss of this distributor, which did not occur, could have significantly impacted the Company’s revenue. Targeted’s largest single client represented 18% of gross sales in the year ending December 31, 2008.

Note 8: Lease Commitments

The Company leases its operating facility under a lease agreement expiring February 28, 2012.  The Company, as lessees, is required to pay for all insurance, repairs and maintenance and any increases in real property taxes over the lease period.  The Company’s net rent expense for the years ended December 31, 2009 and December 31, 2008 were approximately $136,000 and $64,000, respectively.

Minimum annual rentals for the fiscal years ending December 31 are as follows:

2010	150,000
2011	150,000
2012	25,000
Total	$325,000

Note 9: Defined Contribution Plans

The Company has a profit sharing plan for the benefit of eligible employees.  The Company makes contributions to the plan out of its net profits in such amounts as the Board of Directors determines.  The contribution each year in no event exceeds the maximum amount allowable under applicable provisions of the Internal Revenue Code.  Contributions of $143,880 were provided by the Company to the plan for the year ended December 31, 2009 and recognized in the same year.  Contributions of $149,032 were provided by the Company to the plan for the year ended December 31, 2008 and recognized in the same year.  Targeted also sponsors a 401(k) plan.  The company is not responsible for matching employee contributions.

Note 10: Income Taxes

Income taxes consisted of the following:

For the year ended December 31,	2009	2008
Income Tax Expense:
Federal	$6,880	$6,001
State	33,625	13,799
Total	$40,505	$19,800

Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

For the year ended December 31,	2009	2008
Statutory federal income tax rate	-34.0%	-34.0%
State income taxes, net of federal benefit	-5.8%	-5.8%
Change in valuation and Other	71.7%	66.9%
Provision for Income Tax	31.9%	27.1%

Income taxes are disproportionate to income due to cash basis for tax return.

The Company files income tax returns in the United States federal and California jurisdictions.  With a few exceptions, the Company is no longer subject to United States federal, state and local or foreign income tax examinations by tax authorities for tax years before 2004.  The tax years subsequent to 2003 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it related to the amount and/or timing of income, deductions and tax credits.  Although the outcome of tax examinations is always uncertain, the management believes that the Company has made adequate provision for all income tax uncertainties pertaining to these open years.

Note 11: Recently Issued Accounting Pronouncements

Business Combinations: In December 2007, the Financial Accounting Standards Board (FASB) issued new accounting guidance on business combinations and non-controlling interests in consolidated financial statements.  This new guidance retains the fundamental requirements in previous guidance for business combinations requiring that the use of the purchase method be used for all business combinations.  The acquirer is required to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisitions date, measured at their fair values as of that date.  Additionally, business combinations will now require that acquisition costs to be expenses as incurred, the recognition of contingencies, restructuring costs associated with a business combination must generally be expenses and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.  This guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is fiscal year 2009 for the Company.

In April 2009, the FASB revised and clarified the authoritative guidance related to the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  Generally, assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value at the acquisition date.  This guidance will be effective for the Company as of January 1, 2009.  As this guidance is applied prospectively to business combinations with an acquisition date on or after the date the guidance became effective, the impact to the Company cannot be determined until the transactions occur.

Non-controlling Interests in Consolidated Financial Statements:  In December 2007, the FASB issued authoritative guidance clarifying that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This guidance requires that a change in a parent’s ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary.  When a change in a parent’s ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements.  This guidance will be applied prospectively and is effective for fiscal years beginning on or after December 15, 2008, which is January 1, 2009 for the Company, except for the presentation and disclosure requirements, which will be applied retrospectively for all periods presented.  The effect of adoption of this guidance on the Company’s consolidated financial statements will depend primarily on the materiality of non-controlling interests arising in future transactions. The adoption of this guidance did not have a material impact on its consolidated financial statements.

Derivative Instrument and Hedging Activity Disclosures: In March 2008, the FASB amended and expanded the disclosure requirements related to derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how an entity accounts for derivative instruments and related hedged items and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  The revised guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  This guidance was effective for the Company as of January 1, 2009.  The adoption of this guidance did not have a material impact on its consolidated financial statements.

Fair Value Measurements: In February 2008, the FASB delayed the effective date of fair value measurement and disclosure guidance for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008.  The delayed guidance became effective for all nonrecurring nonfinancial assets and liabilities of the Company as of January 1, 2009 and did not impact the financial performance of the Company.

In April 2009, the FASB issued authoritative guidance clarifying that fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants under current market conditions.  This new guidance requires an evaluation of whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability.  If there has, transactions or quoted prices may not be indicative of fair value and an adjustment may need to be made to those prices to estimate fair value.  Additionally, an entity must consider whether the observed transaction was orderly (that is, not distressed or forced).  If the transaction was orderly, the obtained price can be considered a relevant observable input for determining fair value.  If the transaction is not orderly, other valuation techniques must be used when estimating fair value.  This guidance was adopted for the period ending December 31, 2009.  The adoption of this guidance did not have a material impact to the Company’s results of operations, cash flows or financial positions.

In August 2009, the FASB issued authoritative guidance clarifying the measurement of the fair value of a liability in circumstances when a quoted price in an active market for an identical liability is not available.  The guidance emphasizes that entities should maximize the use of observable inputs in the absence of quoted prices when measuring the fair value of liabilities.  This guidance did not have a material impact on our consolidated financial statements.

In September 2009, the FASB issued authoritative guidance that provides further clarification for measuring the fair value of investments in entities that meet the FASB’s definition of an investment company.  This guidance permits a company to estimate the fair value of an investment using the net asset value per share of the investment if the net asset value is determined in accordance with the FASB’s guidance for investment companies as of the company’s measurement date.  This creates a practical expedient to determining a fair value estimate and certain attributes of the investment (such as redemption restrictions) will not be considered in measuring fair value.  Additionally, companies with investments within the scope of this guidance must disclose additional information related to the nature and risks of the investments.  This guidance will become effective for the Company as of October 31, 2010 and is required to be applied prospectively.  The Company does not expect that adoption of this statement will have a material impact on its consolidated financial statements.

Accounting Standards Codification: In June 2009, the FASB issued authoritative guidance which replaced the previous hierarchy of U.S. GAAP and establishes the FASB Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  SEC rules and interpretive releases are also sources of authoritative U.S. GAAP for SEC registrants.  This guidance modifies the U.S. GAAP hierarchy to include only two levels of U.S. GAAP: authoritative and non-authoritative.  This guidance was effective for the Company for the year ended December 31, 2009.  The adoption of this guidance did not impact the Company’s results of operations, cash flows or financial positions since the FASB Codification is not intended to change or alter existing U.S. GAAP.

Revenue Arrangements with Multiple Deliverables: In October 2009, the FASB issued authoritative guidance that amends existing guidance for identifying separate deliverables in a revenue-generating transaction where multiple deliverables exist, and provides guidance for allocating and recognizing revenue based on those separate deliverables.  The guidance is expected to result in more multiple-deliverable arrangements being separable than under current guidance.  This guidance is effective for the Company beginning on January 1, 2011 and is required to be applied prospectively to new or significantly modified revenue arrangements.  The Company has not engaged in multiple deliverable arrangements through the issuance of these financial statements and as such the guidance has no impact on the Company’s reporting or performance.

Subsequent Events: In May 2009, the FASB issued authoritative guidance which incorporates the principles and accounting guidance for recognizing and disclosing subsequent events that originated as auditing standards into the body of authoritative literature issued by the FASB, and prescribes disclosures regarding the date through which subsequent events have been evaluated.  The Company is required to evaluate subsequent events through the date the financial statements are issued or available to be issued.  This guidance was effective for the Company for the period ended December 31, 2009.  Since this guidance is not intended to significantly change the current practice of reporting subsequent events, it did not have an impact on the Company’s results of operations, cash flows or financial positions.

Note 12: Subsequent Events

Through the issuance of these financial statements:

Memorialized by a letter of intent signed on October 20, 2010, Targeted entered formal discussions with a leading, multi-national functional ingredient manufacturer in respect to joint development of products.  The scope of the relationship includes joint completion of research and regulatory approval. This collaborative arrangement, guided by a contractual agreement, will likely involve joint operating activity, a research and/or commercialization effort, where both Targeted and its partner are active participants in the activity and are exposed to the risks and rewards of the activity. The activity will include developing, commercializing, marketing, promoting, manufacturing and/or distributing a prescription-only medical food product for the management of asthma. Estimates of the impact of this event cannot be reasonably made at this time.

On November 8, 2010, we entered into a binding letter of intent with AFH Holding and Advisory, LLC to enter into a business combination pursuant to a merger, share exchange or otherwise agreed to transaction to merge our company with a publicly trading shell corporation owned and controlled by AFH Advisory, AFH Acquisition III, Inc.  The letter of intent contemplates that AFH Advisory shall assist us in completing up to $1 million in either debt or equity. AFH Advisory shall use its best efforts to assist closing this Private Financing within 45 days of the Scheduled Closing Date. We may elect in our sole discretion, at any time prior to the Scheduled Closing Date not to complete the Private Financing with no adverse effect. In addition, thereafter, AFH Advisory shall assist us in conducting a sale of the resulting in gross proceeds in the amount of $25 million.  In consideration of AFH Advisory's services and upon successful closing of not less than $20 million of the $25 million Offering and simultaneous closing of the private sale of $4 million in stock of certain of our Affiliates, AFH Advisory shall own 10% of the issued and outstanding shares of AFH Acquisition III, Inc. after giving effect to the issuance of any securities in connection with the Offering. We intend to use the proceeds for expansion and working capital.
As this transaction has not been finalized, we do not know what its ultimate impact, nor the ultimate impact of our intentions, will be on our financial statements.

On June 25, 2010, the Company issued 10,000 shares of common stock for services rendered. Fair value was determined based on the value of services rendered.